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                          OFFICE LEASE DATED MARCH 18, 1996
         (Exhibit B to the Closing Memorandum Agreement dated March 18, 1996)

0. INCORPORATION. Radius Inc. ("Tenant") and Connecticut General Life Insurance Company ("Cigna") entered into a lease of real property effective November 13, 1992 (the "Old Lease"). Tenant and Cigna have agreed to terminate the Old Lease along with all amendments and supplements to it in connection with Integrated Systems, Inc.'s ("Landlord's) purchase of the real property. The Old Lease is attached. Landlord and Tenant have agreed to lease a portion of the real property on all the terms set forth in the Old Lease except as set forth below (the "Lease"). Therefore, all of the provisions of the Old Lease are incorporated and made a part of this Lease, except as set forth below, and this Lease supersedes the Old Lease as of the closing of Landlord's purchase of the real property.

1. PARTIES. Section 1 is replaced with the following: "This Lease is made by and between Integrated Systems, Inc. and Radius Inc., both California corporations. Therefore, the word "Tenant" is substituted wherever Supermac Technology, Inc. is referred to in the Old Lease."

2. PREMISES. Section 2 is replaced with the following: "Landlord hereby leases to Tenant and Tenant hereby leases from Landlord those certain premises situated at 215 Moffett Park Drive in Sunnyvale, California consisting of approximately 44,241 rentable square feet of space depicted on Exhibit A (the
"Premises").   Tenant will have begun relocating from all other portions of the building on March 18, 1996 and will have completed such relocation prior to April 15, 1996 in stages as described in Exhibit C (with Landlord occupying or using such portions on the same timetable), and Landlord will complete certain tenant improvements pursuant to Exhibit C (the "Improvements" as defined in Exhibit C) thereafter. During the term, Landlord also authorizes the use of the common areas appurtenant to the Premises and defined as the "Outside Area" in
Section 11 below and the use of the personal property on the Premises identified in Exhibit E according to Exhibit E. The Premises are part of a building (the "Building") located on the legal parcel described in Exhibit B (the "Parcel"). The Building in which the Premises are located, the Parcel, and the Outside Area are collectively referred to below as the "Complex"."

3.  TERM.    Section 3 is replaced with the following: "The term will begin on the closing of the purchase of the Parcel by Landlord (the "Commencement Date" which is estimated to be on March 18, 1996) and will expire two years thereafter (estimated to be on March 17, 1998.) Notwithstanding the foregoing, Tenant, in its sole discretion, can elect to terminate the Lease early on ninety days' written notice to Landlord provided that Tenant is not in default or cures such default at the time of tendering notice."

4. RENT. Section 4F is deleted and Sections 4B, D and E are replaced with the following:

"B. MONTHLY INSTALLMENT. Subject to adjustment as set forth in Section 22 below (holding over), the Monthly Installment is: $ 42,028.95 ($.95 times the square footage inserted into Section 2 above)."

"D.  ADDITIONAL RENT.   All other charges due from Tenant to Landlord under this
Lease will be deemed "Additional Rent" and will be paid in addition to the Monthly Installment after notice to Tenant. In the event of Tenant's failure to pay Additional Rent, Landlord will have all of the same rights and remedies as Landlord has for the nonpayment of a Monthly Installment."

"E. PLACE OF PAYMENT. Rent will be payable to Landlord in US currency at the Building or such other place as Landlord may reasonably designate in writing from time to time."

5.  SECURITY DEPOSIT.  This Section is deleted.

6.  There are no changes to this Section.

7.  TAXES AND ASSESSMENTS.   Section 7B is deleted.

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8.  INSURANCE.  The last sentence of Section 8B and the last two sentences of
Section 8C are deleted. Landlord and Tenant agree to review the specific coverages from time to time to ensure that redundant coverages and waste are minimized.

9. UTILITIES. This Section is replaced with the following: "Tenant will pay for all telephone charges and any other direct services to the Premises arranged for by Tenant. Landlord will pay for all other services provided to the Complex, such as electricity, gas, water, sewage, and scavenger. Tenant will use no more than customary and reasonable amounts of such services and will comply with Landlord's reasonable conservation measures upon request. "

10. REPAIRS. All provisions of this Section except the final paragraph are replaced with the following: "Subject to the provisions of Section 16, Landlord will maintain the Premises in good condition and repair. However, Tenant will reimburse Landlord as Additional Rent for any repairs resulting from Tenant's (including employees, visitors and agents) intentional misconduct or gross negligence. Tenant will exercise reasonable care in its use of the Premises and promptly notify Landlord of any need for repairs."

11. OUTSIDE AREA. This Section is amended as follows. The last paragraph is deleted. The rights referred to in the first paragraph are NON-exclusive. And the Outside Area is defined also to include those common areas of the Building which Tenant must use in order to have access to the Premises. Except for a limited number of designated visitor spaces for Landlord, the required number of handicap access spaces and a space for the "employee of the month", parking spaces will be not be designated for exclusive use, rather they will be utilized on a first come, first use basis.

12.  CHARGES.  This Section is deleted.

13. ALTERATIONS. Section 13B will not apply to any of the improvements performed pursuant to Exhibit C.

14.  There are no changes to this Section.

15. DEFAULT. Section 15A is amended by adding the following as a final paragraph:

    "(9) Or Tenant's failure to return or maintain the personal property as set forth in Exhibit E, or at Landlord's election, Tenant's material, uncured breach of any warranty contained in the bill of sale from Tenant to Landlord of the personal property whose use is governed by Exhibit E."

16. DESTRUCTION. Section 16 is modified as follows: Tenant will have no duty under this Section to reimburse Landlord for the deductible under Landlord's insurance coverage, i.e., the parenthetical expression in the middle of the second paragraph of the Section is deleted as is the last three and one half lines of the third paragraph beginning after "damage or destruction".

17-21.  There are no changes to these Sections.

22. HOLDING OVER. This Section is amended by replacing "expiration" with "expiration or other termination" wherever "expiration" is used; and "monthly rent" in the eighth line is replaced with "Monthly Installment".

23. NOTICES. The address for Landlord and Tenant is replaced with the following new information:

"Landlord:  Integrated Systems, Inc.
              [215] Moffett Park Drive
              Sunnyvale, CA 94089-1374
          attn: Chief Executive, Administrative, Legal or Financial Officer"

"Tenant:      Radius Inc.
              215 Moffett Park Drive

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              Sunnyvale, CA 94809-1374
              attn: Chief, Executive, Administrative, Legal or Financial
         Officer"

24.  There is no change to this Section.

25. ASSIGNMENT. This Section is replaced with the following: "Because of the unique nature of the larger transaction among Landlord, Tenant and Cigna and the bargain element of the Lease, under no circumstances will Tenant be allowed to assign this Lease or sublease any portion of the Premises, except to an "Affiliate" after ten days' notice to Landlord. An "Affiliate" for purposes of this Section is a wholly owned subsidiary of Tenant as well as UMAX Computer Corp. and Splash Technology, Inc., which corporations were occupants of the Premises upon the termination of the Old Lease, provided that (i) each such Affiliate agrees to be bound by the provisions of this Lease, (ii) UMAX Computer Corp. vacates the Premises by April 15, 1996 and (iii) Splash Technology, Inc. vacates the Premises within 90 days after the Commencement Date. Also, in the event Tenant desires to assign this Lease to the survivor of any merger with a third party, Tenant will seek Landlord's approval prior to the merger and Landlord will not unreasonably withhold or delay its consent. However, Landlord can elect to expand into the Premises and terminate the lease as of the effective date of the merger by so notifying Tenant, unless the survivor agrees to increase the Monthly Installment by 150% and promptly notifies Landlord of such election. Any other attempt to assign or sublease will be null and void at Landlord's election. In the case of any other effective assignment or sublease, Landlord will have the right of first refusal to lease the space on the same terms and the right to one half of the net proceeds of any such assignment or
sublease.   Despite any assignment or sublease, Tenant will remain liable for the performance of all tenant obligations under this Lease."

26-31.  There are no changes to these Sections.

32. PARKING. Add at the end of the first sentence: "and is consistent with Landlord's general signage plan which Landlord may establish in its discretion." It is understood that the two large exterior "Radius" signs at two corners of the Building will be replaced by Landlord at its expense with its own signage. Tenant's signage will include a monument at the entrance to the parking lot and one other directional sign referring to the location of the Radius lobby.

33-36.  There are no changes to these Sections.

37.  BROKERS.   The references to CPS Commercial Brokerage and Cornish & Carey
Commercial Real Estate are deleted.

38. There is no change to this Section.

39. Section 39D is amended as follows: the clause "occurring during the Lease Term (including any extensions thereof)" in the final two lines of the first paragraph is replaced with "occurring during Tenant's use or occupancy of any portion of the Complex".

40-42.  These Sections are deleted.

In witness whereof, the parties execute this Lease.

Landlord:  Integrated Systems, Inc.    Tenant:  Radius Inc.

_______________________________   ______________________________
By:                     date      By:                      date

(List of exhibits)

Exhibit A -- the Premises (replaced with a new Exhibit A)


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Exhibit B -- the real property legal description (no change)
Exhibit C -- the Improvements (replaced with a new Exhibit C)
Exhibit D -- Truck parking area (no change)
Exhibit E -- Personal Property use (replaced with a new Exhibit E) Exhibit F -- Complex landscaping (no change)


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                                     EXHIBIT "A"
                                  (attach floorplan)


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                                     EXHIBIT "C"

                                     IMPROVEMENTS

Exhibit C to the Old Lease is replaced with the following new Exhibit C.

Landlord and Tenant have agreed on the improvements to be constructed on or about the Premises. These improvements are set forth in the attached final plans and specifications (the "Improvements"). Landlord will bear the cost of the Improvements except for $0 (or the costs associated with a specific scope of work identified on Schedule C-1, if applicable) ("Tenant's Share").

Prior to and after the Commencement Date, Tenant will consolidate within the Premises as reasonably required by Landlord to permit the construction work to be performed expeditiously and to permit Landlord to occupy the balance of the Building in stages between March 18, 1996 and April 30, 1996 as described in the attached plans. Promptly after the Commencement Date, Landlord will retain a general contractor to construct the Improvements. Landlord will direct the general contractor to construct the Improvements as quickly as the work can be performed in a commercially reasonable manner by no later than April 30, 1996. There may be some disruption to Tenant's use of the Premises during construction, and Tenant will reasonably cooperate with the general contractor and its subcontractors in facilitating the performance of the work. Tenant will not attempt to withhold or delay any payment nor seek compensation as a result of any of these inconveniences.

No changes in the scope of work for the Premises will be made without Landlord's
and Tenant's prior written approval.   Otherwise, changes in the plans and
specifications will be made only to accommodate the reasonable requests of the permitting authorities. If Tenant requests a change that either delays completion or increases costs and the change is approved, the related costs be shall added to Tenant's Share.

Upon substantial completion of the Improvements, Landlord will so notify Tenant and the parties will schedule a walk through with the general contractor or construction manager. If reasonably satisfied, Tenant will promptly sign an acceptance of the Improvements, subject only to the performance of any "punch list" items, which do not materially impair the use of the final Premises. Upon such acceptance, Tenant will tender payment of Tenant's Share to Landlord.

Tenant's unreasonable refusal to promptly accept the Improvements or to relocate on a timely basis will be a material breach of this Lease, if Landlord is thereby prevented from occupying the remainder of the Building by between March 18, 1996 and April 30, 1996 according to the schedule attached to the plans referred to above. In such event and in addition to the remedies identified in
Section 15 of the Lease, because actual damages are impractical to calculate and because of the obvious bargain element in the regular rental rate, the Monthly Installment will automatically increase by 150% until the breach has been cured to Landlord's reasonable satisfaction, provided that Tenant has had a reasonable opportunity to cure the breach prior to the increase.


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                         (attach 3 page plan and timetable)

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                                     EXHIBIT "E"

                       LICENSE TO USE CERTAIN PERSONAL PROPERTY

Exhibit E to the Old Lease is replaced with the following new Exhibit E.

During the term, Tenant is authorized to use the personal property identified on
Schedule 0 on an exclusive basis. Tenant will relocate such property at its own expense prior to the Commencement Date to the Premises depicted on Exhibit A. Tenant will use reasonable care in the use and relocation of such property and will return such property to Landlord in good condition, normal wear and tear excepted, upon termination of the Lease. During the term, Tenant is also authorized to use the personal property identified on Schedule 0 on a shared or nonexclusive basis (e.g., the existing telephone system). All items of personal property will be clearly marked by Tenant as Landlord's property throughout such period of use. Tenant will promptly notify Landlord if the property requires repair, which will be the responsibility of Landlord, unless the repair is necessitated by Tenant's (including employees, visitors and agents) gross negligence or intentional misconduct. Landlord is also responsible for insuring the property and paying related real and personal property taxes accruing after Landlord takes title to such property. Landlord will have no obligation to replace any item, unless its cost is fully covered by insurance. Tenant agrees to execute such other documents or perform such other acts as may be reasonably be necessary in Landlord's discretion to ensure that Landlord's title to such property remains unimpaired by creditors or representatives of Tenant, e.g.,
filing financing statements.   Under no circumstances will Tenant challenge
Landlord's ownership of the personal property or attempt to offset the value of the personal property against any obligation owed to Landlord during or after the term.

During the term, Landlord will continue to operate the cafeteria through a subcontractor and Tenant will be authorized to use the cafeteria subject to Landlord's and the subcontractor's reasonable rules and regulations. The cafeteria will not be obligated to provide services other than lunch Monday through Friday.

In the event of a material breach of this Lease by Tenant, including the failure to pay a Monthly Installment or Additional Rent, Tenant's rights to use the personal property and the cafeteria without additional charge will be automatically suspended after Tenant has had a reasonable opportunity to cure such breach until the breach is cured to Landlord's reasonable satisfaction.


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                 Schedule 0 -- List of personal property transferred

Herman Miller Panel System
- 224 cubicles or office panel systems, including one each of task chair, two drawer meridian file, a file, box/box and flipper storage(2), whether freestanding or located within offices (including those in areas to be occupied by transferee)
- 100 cubicles or office panel systems leased from CIT Equipment Leasing
pursuant to a lease dated May 19, 1993, , including the same    components of
the 224 nonleased cubicles, whether freestanding or   located within offices
(including  those in areas to be occupied by     transferee)

The contents of conference rooms and cubicles used as conference     rooms,
including tables, chairs and audio visual equipment **

Board room contents, including tables, chairs, visual aids, cabinetry (and specifically excluding rolling white board and overhead projector)

Board room kitchen counter and dishwasher

Conference with big screen and rear projection (excluding special effects computer)

Lobby furniture

Cafeteria equipment, including cooking fixtures, pots, pans, ovens, sinks and
stainless steel tables (specifically excluding cafeteria vending     and
beverage disbursement equipment owned by vendors)

Northern Telecom telephone system, including telephones, SMDR, voicemail and related peripheral equipment and wiring **

Data cabling and racks *

Hughes cardkey system, including computer, cameras, vcrs' and related printers *

* During the term of Radius' lease with Integrated, Radius will be able to use portions of the telephone system, Hughes cardkey system and data cabling and racks on a non exclusive basis.

** During the term of Radius' lease with Integrated, Radius will be able to use the conference room/office contents located within the Premises as well as the telephone handsets within the Premises on an exclusive basis.


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         (attach "Old Lease")